Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Operating Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES $5.8 MILLION FINANCING

BOSTON, Mass., February 17, 2010 – NMT Medical, Inc. (NASDAQ: NMTI) today announced that it has completed a private placement of its common stock and warrants to purchase additional shares of common stock to existing and new stockholders for aggregate proceeds of approximately $5.8 million. The proceeds will be used to fund NMT’s ongoing clinical trials and development programs, primarily its pivotal patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) trial in the United States, CLOSURE I.

Under the terms of the private placement, NMT agreed to sell to the group approximately 2.7 million shares of its common stock at a purchase price of $2.15 per share for total proceeds of $5.8 million. Included in the financing terms were warrants exercisable for an aggregate of an additional 2.1 million shares of NMT’s common stock with an exercise price of $2.90 per share.

NMT filed a registration statement with the U.S. Securities and Exchange Commission, which was declared effective on February 16, 2010, covering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon valid exercise of the warrants issued in the private placement.

“This transaction demonstrates the level of confidence that investors have in NMT and our ongoing clinical efforts,” said President and Chief Executive Officer Frank Martin. “The financing affords us additional flexibility and enables us to continue to pursue our primary near-term goal: completing CLOSURE I. We believe that the $5.8 million in proceeds, along with the $4 million available under our existing credit facility and our current cash balance, provides us with sufficient funds to complete the CLOSURE I trial and to bring the STARFlex® device to market in the U.S., assuming it is approved for the stroke and transient ischemic attack (TIA) indication by the U.S. Food and Drug Administration (FDA). Data analysis is currently scheduled to commence in April 2010. If the results prove positive, the Company will be in a position to submit a Pre-Market Approval (PMA) application to the FDA during the third quarter of 2010. As always, we continue to carefully manage our financial resources.”

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NMT previously announced that it expects to report a balance of cash and cash equivalents at December 31, 2009 of approximately $8.9 million.

The preliminary financial information presented in this news release is unaudited and reflects the extent of NMT’s most current understanding of its financial results. Detailed results will be provided in the Company’s fourth-quarter and year-end financial results press release currently planned for the week of March 22, 2010.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 31,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including those relating to the Company’s cash position, and the timing and outcome of statistical analysis relating to CLOSURE I and the timing and outcome of the Company’s submission of a Pre-Market Approval application with the U.S. FDA, involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission.

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